EXHIBIT 21.1

Subsidiaries of the Company

CBC National Bank, a national banking association doing business under the names “Lowcountry National Bank,” “First National Bank of Nassau County,” and “The Georgia Bank”

Coastal Banking Company Statutory Trust I, a Delaware trust

Coastal Banking Company Statutory Trust II, a Delaware trust